July 25, 1997


Heartland Bancshares, Inc.
P.O. Box 469
Franklin, Indiana 46131

Ladies and Gentlemen:

     We have represented Heartland Bancshares, Inc. (the "Company"), in connection with its proposed issuance of up to 1,150,000 shares of Common Stock, no par value (the "Common Stock"), that are proposed to be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

     As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined originals (or copies certified to our satisfaction) of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Indiana and of officers of the Company, and have examined such questions of law as we have deemed necessary as a basis for the opinion hereafter expressed.

     Based on the foregoing, we are of the opinion that the Common Stock is duly authorized and, when issued pursuant to the Registration Statement and when the full consideration specified in the Registration Statement has been received, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters."

                                  Very truly yours,



                                  /s/ LEAGRE CHANDLER & MILLARD